Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AGREEMENT, made this 24th day of October, 2006, by and between Saia, Inc., a Delaware corporation (“Saia”) and Anthony D. Albanese (the “Executive”). The parties hereto are parties to an existing Employment Agreement and wish to amend and restate the Employment Agreement as follows:

WITNESSETH

WHEREAS, the Board of Directors of Saia has approved the employment of the Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive is willing, for the consideration provided, to enter into employment with Saia on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Employment. Saia hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2.	Term. The term of this Agreement shall be for two years from the date hereof (the “Effective Date”), with said term renewing daily, and ending on the date of termination of the Executive’s employment determined pursuant to Section 5, 6 or 7, whichever shall be applicable. Notwithstanding any other provision in this Agreement to the contrary, if this Agreement has not been earlier terminated, it shall automatically expire on the twentieth (20th) anniversary of the Effective Date.

3.	Position and Duties. The Executive shall serve as Senior Vice President, Operations and Sales, and shall have such responsibilities and authority as commensurate with such offices and as may from time to time be prescribed by or pursuant to Saia’s bylaws. The Executive shall devote substantially all of his working time and efforts to the business and affairs of Saia.

4.	Compensation. During the period of the Executive’s employment, Saia shall provide the Executive with the following compensation and other benefits:

(a)	Base Salary. Saia shall pay to the Executive base salary at the rate of $264,000.00 per annum which shall be payable in accordance with the standard payroll practices of Saia. Such base salary rate shall be reviewed annually in accordance with Saia’s normal policies beginning in calendar year 2006 for calendar year 2007; provided, however, that at no time during the term of this Agreement shall the Executive’s base salary be decreased from the rate then in effect.

(b)	Annual Bonus. The Executive shall participate in a bonus program established and maintained by Saia, which shall be paid by Saia. The criteria for establishment of the parameters for payments shall be determined annually by the Compensation Committee of the Board of Directors of Saia.

(c)	Long-Term Incentive Awards. The Compensation Committee of the Board of Directors of Saia shall determine the form and amount of any long-term incentive awards, if any, to be granted to the Executive and the terms and conditions of any such awards.

(d)	Other Benefits. In addition to the compensation and benefits otherwise specified in this Agreement, the Executive (and, if provided for under the applicable plan or program, his spouse) shall be entitled to participate in, and to receive benefits under, Saia’s employee benefit plans and programs that are or may be available to senior executives generally and on terms and conditions that are no less favorable than those generally applicable to other senior executives of Saia.

(e)	Expenses. The Executive shall be entitled to prompt reimbursement of all reasonable expenses incurred by him in performing services hereunder, provided he properly accounts therefore in accordance with Saia’s policies. Such expenses shall be reimbursed no later than 21/2 months after the end of the year in which they were incurred.

(f)	Office and Services Furnished. Saia shall furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive’s position and adequate for the performance of his duties hereunder.

5.	Termination of Employment by Saia.

(a)	Cause. Saia may terminate the Executive’s employment for “Cause” if the Executive willfully engages in conduct which is materially and demonstrably injurious to Saia or any of its affiliates (as defined below) or willfully engages in an act or acts of dishonesty resulting in material personal gain to the Executive at the expense of Saia or any of its affiliates. Saia shall exercise its right to terminate the Executive’s employment for Cause by (i) giving him written notice of termination at least 30 days before the date of such termination specifying in reasonable detail the circumstances constituting such Cause; and (ii) delivering to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors after reasonable notice to the Executive and an opportunity for the Executive and his counsel to be heard before the Board of Directors, finding that the Executive has engaged in the conduct set forth in this subsection (a). In the event of such termination of the Executive’s employment for Cause, the Executive shall be entitled to receive (i) his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned pursuant to this Agreement or any benefit plan or program of Saia as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any amounts owing under Section 4(e). In addition, in the event of such termination of the Executive’s employment for Cause, all outstanding options to purchase common stock of Saia held by the Executive at the effective date of such termination which had not already been exercised shall be forfeited. Except as provided in Section 9, the Executive shall receive no other compensation or benefits from Saia or any of its affiliates.

(b)	Disability. If the Executive incurs a Permanent and Total Disability, as defined below, Saia may terminate the Executive’s employment by giving him written notice of termination at least 30 days before the date of such termination. In the event of such termination of the Executive’s employment because of Permanent and Total Disability, (i) the Executive shall be entitled to receive his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or any benefit plan or program of Saia as of the date of such termination of employment at the normal time for payment of such salary, compensation or benefits and any amounts owing under Section 4(e), and (ii) all outstanding stock options to purchase common stock of Saia held by the Executive at the time of his termination of employment shall become immediately exercisable at that time, and the Executive shall have one year from the date of such termination of employment to exercise any or all of such outstanding options (but not beyond the term of such option). For purposes of this Agreement, the Executive shall be considered to have incurred a “Permanent and Total Disability” if he is unable to engage in any substantial gainful employment by reason of any materially determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The existence of such Permanent and Total Disability shall be evidenced by such medical certification as the Secretary of Saia shall require and shall be subject to the approval of the Compensation Committee of the Board of Directors of Saia.

(c)	Without Cause. Saia may terminate the Executive’s employment at any time and for any reason, other than for Cause or because of Permanent and Total Disability, by giving him a written notice of termination to that effect at least 30 days before the date of termination. In the event of such termination of the Executive’s employment without Cause, and provided Executive fully complies with his obligations under Sections 11 and 12 of this Agreement, then Executive shall be entitled to the benefits described in Section 8. Executive shall forfeit the benefits described in Section 8 in the event he violates his obligations under Sections 11 or 12 of this Agreement.

6.	Termination of Employment by the Executive.

(a)	Good Reason. The Executive may terminate his employment for Good Reason by giving Saia a written notice of termination at least 30 days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive’s termination of his employment for Good Reason, and provided that Executive fully complies with his obligations under Sections 11 and 12 of this Agreement, then Executive shall be entitled to the benefits described in Section 8. Executive shall forfeit the benefits described in Section 8 in the event he violates his obligations under Sections 11 or 12 of this Agreement. For purposes of this Agreement, “Good Reason” shall mean (i) the failure of Saia in any material way either to pay or provide to the Executive the compensation and benefits that he is entitled to receive pursuant to this Agreement by the later of (A) 60 days after the applicable due date or (B) 30 days after the Executive’s written demand for payment, or (ii) the assignment to the Executive of any duties that are materially inconsistent with those of a Senior Vice President of a company that results in a diminution in the Executive’s normal duties, responsibilities and authority as described in Section 3; provided, that, the promotion of Executive to a more senior position with Saia or the transfer of the Executive to a comparable or more senior position with another subsidiary of Saia shall not be deemed to give rise to Executive’s right to terminate his employment for “Good Reason”, or (iii) Executive’s receipt of notice from Saia of the cut-off of the automatic renewal of the term of this Agreement as described in Section 2 above.

(b)	Other. The Executive may terminate his employment at any time and for any reason, other than pursuant to subsection (a) above, by giving Saia a written notice of termination to that effect at least 30 days before the date of termination. In the event of the Executive’s termination of his employment pursuant to this subsection (b), the Executive shall be entitled to receive (i) his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or any benefit plan or program of Saia as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any amounts owing under Section 4(e). In the event of the Executive’s termination of his employment pursuant to this subsection (b), all outstanding options to purchase common stock of Saia held by the Executive not previously exercised by the date of termination shall be forfeited. Except as provided in Section 9, the Executive shall receive no other compensation or benefits from Saia or any of its affiliates.

7.	Termination of Employment By Death. In the event of the death of the Executive during the course of his employment hereunder, (i) the Executive’s estate shall be entitled to receive his base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or any other benefit plan or program of Saia as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) all outstanding stock options to purchase common stock of Saia held by the Executive at the time of his death shall become immediately exercisable upon his death, and the Executive’s spouse or, if predeceased, the Executive’s estate, shall have one year from the date of his death to exercise any or all of such outstanding options (but not beyond the term of such option).

8.	Benefits Upon Termination Without Cause or Good Reason. If the Executive’s employment with Saia shall terminate (i) because of termination by Saia pursuant to Section 5(c) and not for Cause or because of Permanent and Total Disability, or (ii) because of termination by the Executive for Good Reason pursuant to Section 6(a), the Executive shall be entitled to the following, provided that Executive fully complies with his obligations under Sections 11 and 12:

(a)	Saia shall pay to the Executive his base salary pursuant to Section 4(a) and, subject to the further provisions of this Section 8, any other compensation and benefits to the extent actually earned by the Executive under this Agreement or any benefit plan or program of Saia as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

(b)	Saia shall pay the Executive any amounts owing under Section 4(e) in accordance with the terms thereof.

(c)	Saia shall pay to the Executive as a severance benefit an amount equal to two times his annual rate of base salary immediately preceding his termination of employment, paid pro rata in accordance with Saia’s standard payroll practices over the twenty-four months following the effective date of termination. Notwithstanding the preceding, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such severance benefit and any interest thereon, as described below, shall be paid beginning on the date six months following the date of Executive’s termination of employment, with a payment for the first six months paid in a lump sump and with the remaining amount paid pro rata in accordance with Saia’s standard payroll practices over the remainder of the twenty-four month period. Interest on such severance benefit shall accrue beginning at the date of termination and continuing during the twenty-four month payment period at a reasonable rate to be determined by Saia.

(d)	Saia shall pay to the Executive a pro rated target bonus based on the actual portion of the fiscal year elapsed prior to the termination of Executive’s employment under Saia’s target bonus plan for the fiscal year in which his termination of employment occurs as if the target had been exactly met. Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said program. Notwithstanding the preceding, to the extent required to comply with Section 409A of the Code, such target bonus and any interest thereon, as described below, shall be paid on the date six months following the date of Executive’s termination of employment. Interest on such target bonus shall accrue during the six month period at a reasonable rate to be determined by Saia.

(e)	The Executive shall become eligible for payment of the retirement benefits pursuant to Saia’s nonqualified defined contribution plans, if any. Payment of benefits under such plans shall be made at the time and in the manner determined under the applicable plan.

(f)	During the period of 24 months beginning on the date of the Executive’s termination of employment, the Executive (and, if applicable under the applicable program, his spouse) shall remain covered by the employee benefit plans and programs that covered him immediately prior to his termination of employment as if he had remained in employment for such period; provided, however, that there shall be excluded for this purpose(i) any plan or program providing payment for time not worked (including without limitation holiday, vacation, and long- and short-term disability), (ii) any perquisite program, and (iii) except as provided in paragraph 8(g) hereof any equity based or executive compensation plan. In the event that the Executive’s participation in any such employee benefit plan or program is barred (other than as provided herein), Saia shall arrange to provide the Executive with substantially similar benefits. Any medical insurance coverage for such two-year period pursuant to this subsection (f) shall become secondary upon the earlier of (i) the date on which the Executive begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Executive becomes eligible for Medicare or a comparable Government insurance program. Notwithstanding the preceding, to the extent required to comply with Section 409A of the Code, coverage under such employee benefit plans and programs or substantially similar benefits shall be provided at the Executive’s after-tax expense for the six month period following the date of Executive’s termination of employment. The value of the coverage or substantially similar benefits, determined as of Executive’s termination date, during said six month period and any interest thereon, as described below, shall be paid on the date six months following the date of Executive’s termination of employment. Interest on the cost of such coverage or substantially similar benefits shall accrue during the six month period at a reasonable rate to be determined by Saia.

(g)	All outstanding stock options to purchase common stock of Saia held by the Executive at the time of termination of his employment shall become fully exercisable upon such termination of employment and the Executive shall have two years from the date of such termination of employment to exercise any or all of such outstanding options (but not beyond the term of such option).

(h)	If any payment or benefit received by or in respect of the Executive under this Agreement or any other plan, arrangement or agreement with Saia (determined without regard to any additional payments required under this subsection (h) and Exhibit A of this Agreement) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, but excluding any penalties and interest imposed under Section 409A of the Code, being hereinafter collectively referred to as the “Excise Tax”), Saia shall pay to the Executive with respect to such Payment at the time specified in Exhibit A an additional amount (the “Gross-up Payment”) such that the net amount retained by the Executive from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the payment and any federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment. The calculation and payment of the Gross-up Payment shall be subject to the provisions of Exhibit A.

(i)	All payments and benefits set forth in this Section 8 are conditioned upon Executive’s compliance with his obligations under Sections 11 and 12. In the event Executive breaches any provision of Section 11 or 12, he shall forfeit all payments and benefits set forth in this Section 8 and shall forfeit all unexercised stock options (vested and unvested).

9.	Entitlement To Other Benefits. Except as provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights to benefits that the Executive may have pursuant to any other plan or program of Saia.

10.	Termination or Resignation Following a Change of Control. In the event that Executive resigns his employment with Saia and its affiliates or suffers a “Termination” of such employment within two years after a “Change of Control” of Saia under the circumstances described and the definitions set forth in paragraphs 3 and 1 (e) of the Executive Severance Agreement entered into between Executive and Saia on October , 2006 (the “Executive Severance Agreement”), the provisions of which are hereby incorporated by reference, the Executive shall be entitled to the greater of each benefit described in Section 8 or each benefit provided for under the Executive Severance Agreement.

11.	Non-Competition and Non-Solicitation. The Executive acknowledges that in the course of his employment with Saia and its affiliates he has become, and in the course of his employment with Saia he will continue to become, familiar with Saia’s trade secrets and those of Saia’s affiliates and its customers and suppliers. Executive further acknowledges that his services are of special, unique and extraordinary value to Saia. Therefore, the Executive agrees that, during the Restricted Period (as defined below), he shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

(a)	perform (as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, or consultant)), within the Territory, any executive, managerial, sales, business planning, financial planning, or marketing services that are the same or substantially similar to the services that he performed for Saia or an affiliate of Saia at any time during the last twelve (12) months of his employment for any business engaged in the Restricted Business (as defined below);

(b)	directly or indirectly solicit, call upon, divert, or take away, or attempt to solicit, call upon, divert, or take away, for the purpose of competing with Saia in the Restricted Business, any customer, supplier, or trading partner of Saia with or as to whom Executive had any business-related contact or acquired or had access to any Confidential Information or Trade Secrets of Saia or an affiliate of Saia at any time during the last twelve (12) months of his employment;

(c)	directly or indirectly solicit or attempt to solicit any employees, agents, or independent contractors of Saia or an affiliate of Saia with whom Executive had any business-related contact within the last twelve (12) months of his employment with Saia, without the prior written consent of Saia, in order to induce them to terminate their employment or to terminate or limit their agency or independent contractor agreement or relationship with Saia or an affiliate of Saia.

(d)	For purposes of Sections 11 and 12 of this Agreement:

(i)	References to the “Territory” shall mean the territory described in Exhibit B hereto, which Executive acknowledges and agrees is the territory in which Saia operates its business. Executive further acknowledges and agrees that he performs services for Saia, and calls on Saia’s customers, throughout the entire Territory.

(ii)	References to the “Restricted Business” shall mean the provision of regional, interregional and/or national less-than-truckload services. Executive acknowledges that Saia’s business may change over time and agrees that he will not unreasonably withhold consent to the modification of this definition resulting from such change.

(iii)	References to the “Restricted Period” shall mean the period of time Executive is employed by Saia or an affiliate of Saia and a period of two years after the date the Executive ceases to be employed by Saia or an affiliate of Saia.

(iv)	Executive agrees to confer in good faith annually with Saia regarding the definitions contained within this Section and agrees that he shall not be entitled to any annual increases in pay or benefits until such good faith conference has concluded and, when appropriate, written modifications are made to the definitions.

(e)	The covenants in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 11 relating to the time period, scope, or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope, or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(f)	All of the covenants in this Section 11 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against Saia or an affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Saia of such covenants.

(g)	Executive has carefully read and considered the provisions of this Section 11 and, having done so, agrees that the restrictive covenants in this Section 11 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of Saia or its affiliates and its officers, directors, employees, and stockholders.

12.	Trade Secrets and Confidential Information. “Confidential Information” means any data or information (other than Trade Secrets) that is valuable to Saia or its affiliates (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; stockholder information; pricing costs, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel. Confidential Information does not include any information that Executive knew or obtained prior to his employment with Saia or its affiliates or that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the person or entity to which such information pertains. “Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(a)	The Executive acknowledges that in the course of his employment with Saia and its affiliates he has become or will become familiar with Trade Secrets and Confidential Information of Saia, its affiliates, and their respective customers and suppliers. Accordingly, he is willing to enter into the covenants contained in Sections 11 and 12 of this Agreement in order to provide Saia with what he considers to be reasonable protection for its interests.

(b)	Executive hereby agrees that, during the Restricted Period, he will hold in confidence all Confidential Information that came into his knowledge during his employment with Saia and its affiliates and will not disclose, publish, or make use of such Confidential Information without the prior written consent of Saia. In the event that the Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information or Trade Secrets, the Executive shall notify Saia promptly of the request or requirement so that Saia may seek an appropriate protective order or waive compliance with the provisions of this Section 12. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is, on the advice of counsel, compelled to disclose any Confidential Information or Trade Secrets to any tribunal or else stand liable for contempt, the Executive may disclose the Confidential Information or Trade Secrets to the tribunal; provided, that the Executive shall first use his best efforts to obtain, at the request of and at the cost of Saia, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information or Trade Secrets required to be disclosed as Saia shall designate. This Section 12 shall not prevent Executive from using any of the Confidential Information or Trade Secrets in connection with his employment with Saia or any of its affiliates. Executive further agrees to deliver promptly to Saia, at the request and option of Saia, all tangible embodiments (and all copies) of the Confidential Information and Trade Secrets which are in his possession or under his control.

(c)	Executive hereby agrees to hold in confidence all Trade Secrets that came into his knowledge during his employment by Saia or its affiliates and shall not disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of Saia for as long as the information remains a Trade Secret.

(d)	The parties agree that the restrictions stated in this Section 12 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Saia’s rights under applicable state law to protect its trade secrets and confidential information.

13.	Use of Information of Prior Employers. During the term of this Agreement, the Executive will not improperly use or disclose any Confidential Information or Trade Secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of Saia or any of its affiliates any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or person.

14.	Remedy for Breach. The Executive acknowledges and agrees that in the event of a breach by the Executive of any of the provisions of Sections 11, 12 or 13 monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, Saia and/or its respective successors or assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

15.	Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 11, 12, 13 or 14 is invalid or unenforceable, each of the Executive and Saia agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and the terms provided herein shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

16.	Acknowledgment. The Executive acknowledges and agrees that (i) the restrictions contained in Sections 11, 12, 13, 14 or 15 are reasonable in all respects (including, without limitation, with respect to subject matter, time period and geographical area) and are necessary to protect Saia’s interest in, and value of, its business (including, without limitation, the goodwill inherent therein) and (ii) Executive is responsible for the creation of such value.

17.	Arbitration.

(a)	Arbitration of Disputes. Except for an action for specific performance or injunctive relief as contemplated by Section 14 and except for a claim asserted with respect to an employee benefit plan governed by the Employee Retirement Income Security Act of 1974, any dispute between the parties hereto arising out of, in connection with, or relating to this Agreement, the breach thereof, or Executive’s employment or termination of employment with Saia shall be settled by binding arbitration in Atlanta, Georgia, in accordance with the rules then in effect of the American Arbitration Association (“AAA”). Arbitration shall be the exclusive remedy for any such dispute except only as to failure to abide by an arbitration award rendered hereunder. Regardless of whether or not both parties hereto participate in the arbitration proceeding, any arbitration award rendered hereunder shall be final and binding on each party hereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of 5 or 7 potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, Saia having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The parties shall have the opportunity to conduct reasonable discovery as determined by the arbitrator, and the arbitration hearing shall be conducted within 30 to 60 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available or as otherwise set by the arbitrator.

(b)	Indemnification. If arbitration occurs as provided for herein and the Executive is awarded more than Saia has asserted is due him or otherwise substantially prevails therein, Saia shall reimburse the Executive for his reasonable attorneys’ fees, costs and disbursements incurred in such arbitration and hereby agrees to pay interest on any money award obtained by the Executive from the date payment should have been made until the date payment is made, calculated at the prime interest rate of Bank of America, N.A., Atlanta, Georgia in effect from time to time from the date that payment(s) to him should have been made under this Agreement. If the Executive enforces the arbitration award in court, Saia shall reimburse the Executive for his reasonable attorneys’ fees, costs and disbursements incurred in such enforcement.

18.	Indemnification under Charter and Bylaws. Saia shall provide the Executive with rights to indemnification by Saia that are no less favorable to the Executive than those set forth in Saia’s governing documents as in effect as of the Effective Date.

19.	Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his estate and Saia and any successor or assign of Saia, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

20.	Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.	409A Compliance. This Agreement is intended to be compliant with Section 409A of the Code. Any provision that would cause the Agreement to violate Section 409A of the Code shall be ineffective. Notwithstanding the preceding, Executive is advised to consult his personal tax counsel to determine the tax consequences of any payments hereunder and Executive shall, except as provided in Section 8(h), be liable for any taxes, penalties and/or interest assessed with respect to any payments hereunder.

22.	Survival. The parties agree that the obligations contained in this Agreement which by their terms survive the expiration, termination or cancellation of this Agreement shall survive any expiration, termination or cancellation of this Agreement and continue to be enforceable.

23.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to his residence in the case of the Executive and to its principal executive offices in the case of Saia. Either party may by giving written notice to the other party in accordance with this Section 22 change the address at which it is to receive notices hereunder.

24.	Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof.

25.	Changes to Agreement. This Agreement may not be changed orally but only in a writing, signed by the party against whom enforcement is sought.

26.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the

24th of October, 2006. EXECUTIVE	SAIA, INC.

/s/ Anthony D. Albanese		/s/ Herbert A. Truckesss, III

Anthony D. Albanese	By:	Herbert A. Trucksess, III Chairman and CEO

ATTEST

/s/ James A. Darby

	By:	James A. Darby Secretary

Exhibit A

Gross-Up Payments

The following provisions shall be applicable with respect to the Gross-Up Payments described in Section 8 (h) of this Agreement.

(a) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Payments received or to be received shall be treated as “parachute payments” within the meaning of Section 280G(b) (2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b) (1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of tax counsel selected by Saia, the Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b) (4) (A) of the Code, or excess parachute payments (as determined after application of Section 280G(b) (4) (B) of the Code), and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by independent auditors selected by Saia in accordance with the principles of Sections 280G(d) (3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of the Executive’s residence or employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In addition, for purposes of determining the amount of the Gross-Up Payment, Saia shall make a determination of the amount of any employment taxes required to be paid on the Gross-Up Payment. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payments the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Saia shall make an additional gross-up payment in respect of such excess (plus any interest, penalties or additions payable with respect to such excess) on the date which is four years after the date of the Payment. Notwithstanding the foregoing, Saia shall withhold from any payment due to the Executive the amount required by law to be so withheld under Federal, state or local wage or employment tax withholding requirements or otherwise (including without limitation Section 4999 of the Code), and shall pay over to the appropriate government authorities the amount so withheld.

(b) The Gross-Up Payment with respect to a Payment shall be paid not later than the thirtieth day following the date of the Payment; or, in the event the Change in Control does not constitute a change in control within the meaning of Section 409A of the Code, on the date six months following the date of Executive’s termination of employment. If the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, Saia shall pay to the Executive on such date an estimate, as determined in good faith by Saia, of the amount of such Gross-Up payments and shall pay the remainder of such payments (together with interest at the Federal short-term rate provided in Section 1274(d) (1) (C) (i) of the Code) on the date which is four years after the date of the Payment. At the time that payments are made under Section 8(h) and this Exhibit A, Saia shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice Saia has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

Exhibit B

Territory

Washington, Oregon, Idaho, California, Arizona, Nevada, Utah, Colorado, New Mexico, Texas, Oklahoma, Kansas, Nebraska, South Dakota, North Dakota, Minnesota, Iowa, Illinois, Wisconsin, Missouri, Arkansas, Louisiana, Mississippi, Tennessee, Alabama, Florida, Georgia, South Carolina, North Carolina, Virginia